As filed with the Securities and Exchange Commission on October 30, 1998
                                                        Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ---------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                    THE FIRST AMERICAN FINANCIAL CORPORATION
             (Exact name of registrant as specified in its charter)
         California                                     6361                                    95-1068610
(State or Other Jurisdiction of             (Primary Standard Industrial                      (I.R.S. Employer
Incorporation of Organization)                Classification Code No.)                      Identification No.)
                                                114 East Fifth Street
                                          Santa Ana, California 92701-4642
                                                   (800) 854-3643

    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

            Mark R Arnesen, Esq.                           (Copy to)
                  Secretary                            Neil W. Rust, Esq.
  The First American Financial Corporation              White & Case LLP
            114 East Fifth Street                     633 West Fifth Street
         Santa Ana, California 92701              Los Angeles, California 90071
               (714) 558-3211                              (213) 620-7700
 (Name, Address, Including Zip Code, and Telephone
 Number, Including Area Code, of Agent For Service)

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as the Registrant shall determine.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] Registration No._________

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] Registration No._________

                                          CALCULATION OF REGISTRATION FEE

------------------------------------ ------------------- ------------------- -------------------- -------------------
                                                          Proposed Maximum    Proposed Maximum
 Title of Each Class of Securities      Amount To Be      Aggregate Price         Aggregate           Amount of
         To Be Registered                Registered           Per Unit         Offering Price        Registration
                                                                                                        Fee(1)
------------------------------------ ------------------- ------------------- -------------------- -------------------
------------------------------------ ------------------- ------------------- -------------------- ===================
  Common shares, $1.00 par value      3,000,000 shares        $26.906            $80,718,750           $22,440
------------------------------------ ------------------- ------------------- -------------------- ===================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Common shares registered on the New York Stock Exchange as of October 26, 1998.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where their offer or sale is not permitted.

                 Subject to completion, dated October 30, 1998.
PROSPECTUS
                             3,000,000 COMMON SHARES
                    THE FIRST AMERICAN FINANCIAL CORPORATION

Acquisitions.

o The shares will be offered as full or partial consideration for our acquisition of the assets or ownership interests of businesses which primarily provide real estate-related financial and informational services.

o    The  specific   terms  of  an  acquisition   will  be  determined   through
     negotiations with the target business.

Share Price.

o The shares issued pursuant to an acquisition will be valued at a price reasonably related to their market value at one of the following times:

     o When the terms of the acquisition transaction are tentatively agreed upon.

     o    When the  acquisition  transaction  is closed.

     o    During the period or periods prior to delivery of the shares.

Underwriting.

o    Generally,  no  underwriting  discounts or commissions  will be paid by us.
     Underwriting   discounts  or  commissions   may  be  paid  by  the  Selling
     Shareholders. See "Selling Shareholders" beginning on page 10.

o However, any recipient of a finders fee may be deemed an "underwriter" under the securities laws.

Resales.

o Shares offered pursuant to this Prospectus may be reoffered by their holders pursuant to this Prospectus. See "Selling Shareholders" beginning on page 10.

o Reoffer share price may be negotiated, fixed by formula (possibly subject to change), or determined by the market price of the shares at the time of reoffering.

Our Business.

o We provide real estate-related financial and informational services to real property buyers and mortgage lenders.

o The trading symbol for our Common shares on the New York Stock Exchange is "FAF."

o On October 26, 1998, the closing price of our Common shares on the New York Stock Exchange was $27.125.

o Before making an investment in our company, you should consider carefully the "Risk Factors" beginning on page 1.

o The address and telephone number of our principal offices are: 114 East Fifth Street, Santa Ana, California 92701, (714) 558-3211

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Prospectus. Any representation to the contrary is a criminal offense.

                     The date of this Prospectus is , 1998.

(inside cover page continued)

                      WHERE YOU CAN FIND MORE INFORMATION;
                           INCORPORATION BY REFERENCE

         We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy, upon payment of a fee set by the SEC, any document that we file with the SEC at its public reference rooms in Washington, D.C. (450 Fifth Street, N.W., 20549), New York, New York (Seven World Trade Center, 13th Floor, Suite 1300, 10048) and Chicago, Illinois (Citicorp Center, 500 West Madison Street, 14th Floor, Suite 1400, 60661). You may also call the SEC at 1-800-432-0330 for more information on the public reference rooms. Our filings are also available to the public on the internet, through the SEC's EDGAR database. You may access the EDGAR database at the SEC's web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" into this Prospectus the information we file with them. This means that we can disclose important business, financial and other information in our SEC filings by referring you to the documents containing this information. All information incorporated by reference is part of this Prospectus, unless that information is updated and superseded by the information contained in this Prospectus or by any information filed subsequently that is incorporated by reference or by any prospectus supplement. Any prospectus supplement or any information that we subsequently file with the SEC that is incorporated by reference will automatically supersede any prior information that is part of this Prospectus or any prior prospectus supplement. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") until the earlier of (i) the date on which all the securities offered with this Prospectus are sold by the Selling Shareholders (as such term is defined below in the Section entitled "Selling Shareholders") and (ii) the date that is one year following the date of the issuance of the shares offered under this Prospectus:

o    Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

o Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1998 and June 30, 1998.

o Current Reports on Form 8-K dated January 23, 1998, January 27, 1998, March 18, 1998, March 31, 1998, April 7, 1998, June 26, 1998 and October 22,
     1998.

o The description of our Common shares, $1.00 par value, contained in our Registration Statement on Form 8-A, dated November 19, 1993, which registers the shares under Section 12(b) of the Exchange Act.

o The description of Rights to Purchase Series A Junior Participating Preferred Shares, which may be transferred with our Common shares, contained in our Registration Statement on Form 8-A, dated November 7, 1997, which registers the rights under Section 12(b) of the Exchange Act.

         This Prospectus is part of a registration statement (on Form S-4) we have filed with the SEC relating to our Common shares registered under this Prospectus. As permitted by SEC rules, this Prospectus does not contain all of the information contained in the registration statement and accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about us and our Common shares. The registration statement, exhibits and schedules are also available at the SEC's public reference rooms or through its EDGAR database on the internet.

          You may obtain a copy of these filings at no cost by writing to us at The First American Financial Corporation, 114 East Fifth Street, Santa Ana, California 92701-4642, Attention: Mark R Arnesen, or by telephoning us at (714) 558-3211.

                        SPECIAL NOTE OF CAUTION REGARDING
                           FORWARD-LOOKING STATEMENTS

         Certain statements contained in (a) this Prospectus, (b) any applicable prospectus supplement and (c) the documents incorporated by reference into this Prospectus, may constitute "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are based on our management's beliefs, assumptions, and expectations of our future economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Some of the important factors that could cause our actual results, performance or financial condition to differ materially from our expectations are:

o General volatility of the capital markets and the market price of our shares.

o    Changes in the real estate market, interest rates or the general economy.

o    Our  ability  to  identify  and  complete   acquisitions  and  successfully
     integrate businesses we acquire.

o    Our ability to employ and retain qualified employees.

o    Our ability to achieve Year 2000 compliance.

o Changes in government regulations, particularly those applicable to the insurance industry.

o    Changes in the demand for our products.

o    Degree and nature of our competition.

         When used in our documents or oral presentations, the words "anticipate," "estimate," "expect," "objective," "projection," "forecast," "goal," or similar words are intended to identify forward-looking statements. We qualify any such forward-looking statements entirely by these cautionary factors.

                                  RISK FACTORS

         In addition to the other information contained in this Prospectus, you should carefully consider the following risk factors before investing in our company.

Volatility of Share Price

         The market price of our shares could be subject to significant fluctuations in response to variations in financial results or announcements of material events by ourselves or our competitors. Regulatory changes, developments in the real estate services industry or changes in general conditions in the economy or the financial markets could also adversely affect the market price of our shares.

Cyclical Nature of the Real Estate Market

          Substantially all of the revenues from our title insurance and real estate information segments result from resales and refinancings of real estate, including residential and commercial properties, and from the construction and sale of new properties. Revenues from our home warranty segment result exclusively from residential resales. Accordingly, resales and refinancings of real estate constitute the major source of our revenues.

         Real estate refinancings and resales go through periods of activity and inactivity based largely on the cost and availability of long-term mortgage funds. Periods of inactivity often result when interest rates are high or there is a limited money supply. As a result of the relationship between real estate refinancings and resales and our revenues (discussed in the preceding paragraph), our revenue base may be adversely affected during such periods. However, we continue to diversify our operations into areas outside of our traditional title insurance business in order to mitigate this adverse effect.

Risks Associated with Acquisition Strategy

         We acquire other companies in the real estate-related financial services industry as a key component of our growth strategy. Certain risks are inherent in an acquisition strategy and could adversely affect our financial position and operating results. These risks include:

o    difficulty servicing debt incurred to facilitate acquisitions;

o    difficulty in retaining key employees;

o    difficulty   combining   disparate  company  cultures,   personalities  and
     facilities;

o the possibility that suitable acquisition candidates may not be identified or available,

o    the possibility that affordable financing may not be available;

o    the possibility that suitable acquisition terms may not be negotiable; and

o    the possibility that completed acquisitions may not be successful.

Dependence on Key Personnel

          We depend on the continued services of our executive officers and senior management, particularly our President, Parker S. Kennedy, our Chairman and Director, D. P. Kennedy, and our Executive Vice President and Chief Financial Officer, Thomas A. Klemens. The loss of the services of any of these individuals could have a material adverse effect on our operations and financial position. We also depend on our ability to attract and retain other highly qualified managerial personnel and employees.

Year 2000 Problems

         What is the Year 2000 Problem?

         Much of today's information technology (e.g., computer systems) and embedded technology (e.g., microcontrollers) identifies a particular year on the basis of the last two digits of that year. For example, the year "1998" is recognized by the digits "98." The inability of information technology and embedded technology to properly recognize a year that begins with "20" instead of "19," if not corrected, may result in the failure of systems (or the production of erroneous results) which rely on information technology and embedded technology. This failure of systems, production of erroneous results and the resulting damages is commonly known as the "Year 2000 Problem."

         How Does the Year 2000 Problem Impact the Company?

         We are dependent, to a substantial degree, upon the proper functioning of our computer systems as well as those of our vendors, suppliers and customers. Most of our products and services rely on information and data provided by others. Most of this information and data is provided electronically and is dependent on information systems and telecommunications. For example, we rely on governmental agencies to provide title and tax information. Similarly, we deliver most of our products and services electronically. The inability of our vendors and suppliers to provide accurate information in a timely manner, our inability to accurately and timely process such information, the inability of our customers to receive and use our products and services, and a general disruption of telecommunications and utilities as a result of the Year 2000 Problem would most likely result in business interruption or shutdown, financial loss, potential regulatory action, harm to our reputation and potential legal liability.

         What is our State of Readiness?

         With the help of an outside consulting firm, we have created a Year 2000 Program Management Office and have adopted a five-step plan to address the Year 2000 Problem. The five steps of our plan are: (1) awareness, (2) inventory/assessment, (3) renovation, (4) testing, and (5) implementation. To implement our plan, we have divided our company into "business units" comprised of (a) the reporting regions of the title insurance subsidiaries, (b) the subsidiary companies of our real estate information services business, (c) our home warranty subsidiaries, (d) our trust and banking subsidiaries and (e) our various other subsidiaries.

         Our "awareness" phase involves communicating the nature and scope of the Year 2000 Problem to the management of the business units in order to engender strong management support for its resolution. Our "inventory/assessment" phase involves the identification of our information systems and non-information systems which require renovation or replacement to become Year 2000 compliant. Our "renovation" phase involves the repair and/or replacement of the systems identified in the prior phase. Our "testing" phase involves the testing of repaired and replaced systems. Our "implementation" phase involves the integration of tested systems into our daily operations.

          All phases of our plan are currently active. The awareness phase will continue throughout 1998 and 1999. June 30, 1998 was the target date for completion of the inventory/assessment phase; that phase is substantially complete. However, all of the phases of the plan must be revisited each time we acquire a new business. Accordingly, the inventory/assessment phase remains active. Based on our current knowledge, we have established the following target dates: (1) December 31, 1998 for completion of renovation, (2) April 30, 1999 for completion of testing, and (3) June 30, 1999 for completion of implementation. In each case, completion of the applicable phase is subject to the limitation noted above for newly acquired businesses. We make no assurance that we will be able to meet these target dates.

         Our efforts to survey the Year 2000 readiness of our significant vendors, suppliers and customers continues. To date, we have not received sufficient information from these parties about their Year 2000 plans to predict the outcome of their efforts. Even after responses are received, there can be no assurance that the systems of our significant vendors, suppliers and customers will be timely renovated.

         What will it cost to implement the Year 2000 Plan?

         To date we have spent approximately $5 million in implementing our Year 2000 plan. We expect to incur at least an additional $25 million to $35 million in implementing our Year 2000 plan. About half the costs will be for hardware and software replacement and about half will be for labor. The costs for hardware and software will be capitalized and amortized over their estimated useful lives. Labor costs will be expensed as incurred. Our Year 2000 plan costs are being funded through operating cash flow.

         Do we have Contingency Plans?

          With the help of a professional disaster planner, we are in the process of creating company-wide and business unit contingency plans for unexpected systems failures as a result of the Year 2000 Problem. We hope to have our contingency plans in effect by the end of 1998.

         Will our Year 2000 Plan be reviewed?

         We have engaged a consultant to review our Year 2000 plan. Under the terms of this engagement, the consultant will (1) review the operations of the Year 2000 Program Management Office, (2) review our Year 2000 plan, and (3) review the implementation of the Year 2000 plan at selected locations. From time to time during the review, the consultant will report its findings to the Audit Committee of our Board of Directors.

         No Assurances

         The costs to implement our Year 2000 plan and our target dates for completion of the various phases of our Year 2000 plan are based on current estimates. These estimates reflect numerous assumptions about future events, including the continued availability of certain resources, the timing and effectiveness of third party renovation plans and other factors. We can give no assurance that these estimates will be achieved, and actual results could differ materially from these estimates.

Government Regulation

         Various governmental agencies regulate the title insurance industry extensively. The laws applicable to the industry and their interpretation vary from state to state and are enforced with broad discretion. A review of our operations and business relationships by courts or other regulatory authorities could result in an adverse determination. Furthermore, the regulatory environment could change in a manner that would restrict our existing or future operations.

                    THE FIRST AMERICAN FINANCIAL CORPORATION

Overview

         We organized in 1894 as Orange County Title Company, succeeding to the business of two title abstract companies founded in 1889 and operating in Orange County, California. In 1924, we commenced issuing title insurance policies. In 1986, we began a diversification program by acquiring and developing financial service businesses closely related to the real estate transfer and closing process. We are a California corporation. Our executive offices are located at 114 East Fifth Street, Santa Ana, California 92701-4642, and our telephone number is (714) 558-3211.

         Through our subsidiaries, we are primarily engaged in the business of providing real estate-related financial and informational services to real property buyers and mortgage lenders. Our products and services include, but are not limited to, title insurance, tax monitoring, credit reporting, property data services, flood certification, field inspection services, appraisal services, mortgage loan servicing systems, mortgage document preparation and home warranty services. We also provide investment, trust and thrift services.

         Through growth and acquisitions, we believe we have become the United States' largest provider of real estate-related financial and informational services. We have assembled an array of companies which, together, provide comprehensive services to the mortgage industry, commercial and residential real estate developers, home buyers and other customers.

Business Segments

         Title Insurance

         Title insurance policies are insured statements of the condition of title to real property, showing priority of ownership as indicated by public records, as well as outstanding liens, encumbrances and other matters of record, and certain other matters not of public record. Policies are issued based on a title report prepared after a search of public records, maps, and documents and are typically issued when a title is transferred.

         Before issuing title policies, title insurers seek to limit their risk of loss by accurately performing title searches and examinations. The major expenses of a title company relate to such searches and examinations, the preparation of preliminary reports or commitments and the maintenance of title plants, and not from claim losses as in the case of property and casualty insurers.

         Through our subsidiary, First American Title Insurance Company, and other subsidiaries, we transact our title insurance business through a network of more than 300 branch offices and more than 4,000 independent agents. In 1997, our title insurance operations generated $1.46 billion in operating revenues.

         Real Estate Information Services

         In recent years we have developed a strategy to become a "one-stop" real estate information service company. To that end, in 1991 we acquired what we believe was, at that time, the second largest tax service company in the United States. In 1995 acquired what we believe were, at that time, the largest mortgage credit reporting company and the largest flood zone determination company in the United States.

         In general, our real estate information service products generate higher margins than our title insurance products. The majority of pre-tax profits generated from our non-title business is derived from the real estate services business, which generated $45.3 million in pre-tax profits in 1997 and $331.4 million in operating revenues. Approximately 29% of our pre-tax profits in 1997 were derived from our real estate information services businesses. These businesses are not regulated and hence are not constrained by dividend statutes enforceable by the states in which we operate our title insurance business or by constraints imposed by California on our trust and banking business.

         Our wholly-owned subsidiary, First American Real Estate Information Services, Inc. ("FAREIS") has grown from its tax service origins into a diversified mortgage services company. FAREIS and its subsidiaries serve mortgage originators, mortgage servicers, title companies, real estate attorneys and consumers as well as non-lending entities. The business was initially established in 1987 to advise mortgage lenders as to the status of tax payments on real property securing their loans. Now FAREIS's real estate information services includes mortgage and other credit reporting services, flood zone determinations, mortgage loan servicing systems, property inspections, appraisal services and mortgage document preparation.

         The tax service business includes both real estate tax reporting as well as tax outsourcing and tax certification. FAREIS's tax service business reports on approximately 13 million properties annually and works with over 22,000 taxing authorities nationwide. Overall, we believe it to be the second largest provider of tax services to the real estate market in the United States.

          The credit reporting business processes over 800,000 mortgage credit reports per month, and is the largest provider of mortgage credit reporting services in the United States. This business has recently expanded to include consumer risk management, providing tenant and pre-employment screening services, business reports, credit scoring tools and personal credit reports to landlords, employers, automobile dealers and consumers.

         We are the leading provider of flood zone determinations in the United States. Flood reporting services consist of a broad range of information required by regulatory agencies regarding properties in relation to flood zones. This business currently processes over 600,000 flood zone determinations per month.

         The property/field services business consists of processing single family home inspections, conducting field interviews with delinquent mortgagors, monitoring the condition of properties and assuring timely property preservation. Our acquisition in December 1996 of Ward Associates places us among the leaders in this business.

         The appraisal services business utilizes leading technology to provide national mortgage lenders with property-relative value assessments. The appraisal services business operates throughout the United States. Electronic appraisals are supplemented with qualified local appraisers.

         In April 1996, we acquired the Excelis Mortgage Loan Servicing System ("Excelis MLS"), now known as Excelis, Inc. Excelis MLS is the only commercially available real-time on-line servicing system that has been developed since 1990 to meet increasingly sophisticated market demands. The software employs rules-based technology, which enables the user to customize the system to fit its individual servicing criteria and policies.

          In May 1997, we purchased all of the operations of Strategic Mortgage Services, Inc. ("SMS"), other than its flood zone determination business. SMS was a leading provider of real estate information services to the U.S. mortgage and title insurance industries. The acquired businesses, which have been integrated into our existing operations, included SMS's credit division, which we believe was the third largest provider of U.S. mortgage credit information; SMS's property appraisal division, which we believe was the second largest provider of U.S. appraisal services; SMS's title division, which provided title and closing services throughout the United States, servicing primarily second mortgage originators; SMS's settlement services business, which provides title plant systems and accounting services, as well as escrow closing software, to the title industry; and a controlling interest in what we believe was the largest mortgage document preparation firm in the United States.

         On January 1, 1998, together with our real estate information service subsidiaries (other than Excelis Inc.) (the "Real Estate Information Subsidiaries"), we consummated a joint venture with Experian Information
Solutions, Inc. ("Experian"), pursuant to which First American Real Estate Solutions LLC ("FARES") was established. Under the joint venture, the Real Estate Information Subsidiaries contributed substantially all of their assets and liabilities to FARES in exchange for an 80% ownership interest and Experian transferred substantially all of the assets and liabilities of its Real Estate Solutions division ("RES") to FARES in exchange for a 20% ownership interest. We believe that RES is the nation's foremost supplier of core real estate data, providing, among other things, property valuation information, title information, tax information and imaged title documents. As a result of this joint venture, we believe that FARES is the nation's largest and most diverse provider of information technology and decision support solutions for the mortgage and real estate industries. See also our Current Report on Form 8-K, dated January 27, 1998, which is incorporated by reference in this Prospectus.

         On April 16, 1998, we acquired Contour Software, the largest supplier of mortgage loan origination software to the mortgage industry. Contour offers a complete line of software products for every facet of mortgage lending, from qualification to servicing.

         On June 3, 1998, we acquired Data Tree Corporation, a supplier of database management and document imaging systems to county recorders, other governmental agencies and the title industry. See also our Current Report on Form 8-K, dated March 31, 1998, which is incorporated by reference in this Prospectus.

         On July 31, 1998,  we acquired  ShadowNet  Mortgage  Technologies,  LLC
("ShadowNet").   ShadowNet  is  a  provider  of  electronic   mortgage  document
preparation and delivery systems and now conducts business under the First American Nationwide Documents brand-name.

         On August 31, 1998, we acquired CIC Inc. ("CIC"). CIC provides pre-employment reporting services, including prior employment verification, criminal records searches, motor vehicle reports, credit reports, educational and professional license verification, workers' compensation records, and drug testing, for private and public employers.

         On September 30, 1998, we acquired The Registry, Inc., Southcoast Industries, Inc., Trans Registry Corporation, Crim Check America, Inc. and Trans Registry Limited (the "Registry Entities"). The Registry Entities provide landlords with data on prospective tenants in order to allow them to better make an informed screening decision; such data typically includes a report of prior unlawful detainer actions against the prospective tenant, employment verification, a credit report and rental payment history.

         Home Warranty

         We currently own 90.4% of our home warranty business, First American Home Buyers Protection Corporation ("Home Buyers"), with the balance owned by current and former management of that subsidiary. The home warranty business issues one-year warranties which protect homeowners against defects in household systems and appliances, such as plumbing, water heaters, and furnaces. The warranties issued are for household systems and appliances only, not for the homes themselves. Our home warranty business currently operates in certain counties of Arizona, California, Nevada, North Carolina, South Carolina, Texas, Utah and Washington and is one of the largest in the United States based on contracts under service, with $46.9 million in operating revenues in 1997.

         Trust and Thrift

         Since 1960, we have conducted a general trust business in Southern California. In 1985, we formed a banking subsidiary into which our subsidiary trust operation was merged. As of December 31, 1997, the trust operations were administering fiduciary and custodial assets having a market value in excess of $1.3 billion.

         During 1988, through a majority owned subsidiary, we acquired an industrial loan corporation (the "Thrift") that accepts thrift deposits and uses deposited funds to originate and purchase loans secured by commercial properties in Southern California. The loans made by the Thrift currently range in amount from $20,000 to $1,105,000, with an average loan balance of $270,500. Loans are made only on a secured basis, at loan-to-value percentages no greater than 75%. The Thrift specializes in making commercial real estate loans and financing commercial equipment leases. In excess of 93% of the Thrift's loans are made on a variable rate basis. The average yield on the Thrift's loan portfolio as of December 31, 1997, was 11%. The Thrift's average loan is 60 months in duration. Current deposits total $62.5 million and the loan portfolio totals $65.5 million.

Summary Historical Consolidated Financial Data

         The following table sets forth summary historical consolidated financial and other data for The First American Financial Corporation for the five years ended December 31, 1997 and for the quarterly periods ended June 30, 1997 and 1998. The summary is qualified in its entirety by reference to the financial statements and other information contained in our Annual Report on Form 10-K for the year ended December 31, 1997 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, each of which is incorporated by reference in this Prospectus.

           [The rest of this page has been intentionally left blank.]




                                                     Year Ended December 31,                                Six Months Ended
                                                                                                                June 30,
------------------------------------------------------------------------------------------------------------------------------------
                                 1993           1994            1995          1996            1997          1997           1998
                                 ----           ----            ----          ----            ----          ----           ----

                                                              (Dollars in thousands, except per share data)


Income Statement Data:
Revenues:


   Operating revenues      $1,379,781     $1,356,946      $1,227,185     $1,571,168     $1,860,205      $819,872     $1,257,077
   Investment and other
   income                     $18,645        $19,447         $23,031        $26,398        $27,256       $13,379        $52,255
                         ------------  -------------   -------------  -------------  -------------  ------------    -----------
                           $1,398,426     $1,376,393      $1,250,216     $1,597,566     $1,887,461      $833,251     $1,309,332

Expenses:
   Salaries and other
   personnel costs           $397,902       $423,328        $431,984       $531,250       $647,750      $298,599       $418,189
   Premiums retained by
   agents                    $504,375       $533,598        $413,444       $516,593       $563,137      $251,155       $335,027
   Other operating
   expenses                  $222,934       $232,532        $257,823       $322,709       $411,319      $175,649       $284,336
   Provision for title
   losses and other claims   $125,588       $110,230         $90,387        $86,487        $90,323       $41,049        $59,531
   Depreciation and
   amortization               $16,333        $19,796         $20,790        $27,242       $38,149        $18,141        $28,303
   Interest                    $4,419         $6,267          $6,242         $4,796        $9,994         $3,660         $9,019
   Minority interest           $5,267         $2,944          $2,132         $2,624        $3,676         $1,294        $16,171
                        -------------  -------------   -------------  ------------- -------------    -----------   ------------
                           $1,276,818     $1,328,695      $1,222,802     $1,491,701    $1,764,348       $789,547     $1,150,576

Income before premium
and income taxes             $121,608        $47,698         $27,414       $105,865      $123,113        $43,704       $158,756
Premium taxes                 $17,617        $15,453         $13,627        $16,676       $16,904         $8,722         $9,385
                            ---------        -------         -------      ---------     ---------       --------     ----------
Income before income
taxes                        $103,991        $32,245         $13,787        $89,189      $106,209        $34,982       $149,371
Income taxes                  $41,900        $13,300          $6,200        $35,600       $41,500        $13,600        $59,300
                            ---------        -------        --------        -------     ---------        -------      ---------

Income before cumulative

effect of a change in
accounting for income         $62,091        $18,945          $7,587        $53,589       $64,709        $21,382        $90,071
taxes
Cumulative effect of a
change in accounting for       $4,200             --              --             --            --             --             --
                               ------        -------          ------        -------       -------        -------        -------
income taxes
   Net income                 $66,291        $18,945          $7,587        $53,589       $64,709        $21,382        $90,071
Earnings Per Share
Data:
Basic (1)(2)                    $1.30          $0.37           $0.15          $1.04         $1.24          $0.41          $1.69
Diluted (1)(2)                  $1.30          $0.37           $0.15          $1.03         $1.21          $0.40          $1.63

-----------------------
(1)  Based upon the weighted average number of common shares outstanding.
(2)  Adjusted to reflect our 3-for-2 stock split  effected  January 15, 1998 and our 3-for-1 stock split effected July 17, 1998.



                                                     Year Ended December 31,                                 Six Months Ended
                                                                                                                  June 30,

------------------------------------------------------------------------------------------------------------------------------------
                                 1993           1994            1995          1996            1997                   1998
                                 ----           ----            ----          ----            ----                   ----

                                              (Dollars in thousands, except per share data)

Balance Sheet Data:
Cash and invested assets    $359,127        $368,999        $340,089       $364,620      $411,014                $610,702
Total assets                $786,448        $828,649        $873,778       $979,794    $1,168,144              $1,598,282
Notes and contracts payable  $85,022         $89,600         $77,206        $71,257       $41,973                $145,032
Guaranteed preferred              --              --              --             --      $100,000                $100,000
beneficial interests in the
Company's junior
subordinated deferrable
interested debentures
Total stockholders' equity  $283,718        $292,110        $302,767       $352,465      $411,412                $576,926
Other Data:
Loss ratio                      9.1%            8.1%            7.4%           5.5%          4.9%                    4.7%
Cash dividends per share(2)    $0.11           $0.13           $0.13          $0.15         $0.17                   $0.05
Ratio of debt to total
capitalization(3)              21.5%           22.1%           19.1%          16.0%          7.3%                   16.0%

-----------------------
(2)  Adjusted to reflect our 3-for-2 stock split effected January 15, 1998 and our 3-for-1 stock split effected July 17, 1998.
(3)  Capitalization includes minority interests and junior subordinated deferrable interest debentures.


                              SELLING SHAREHOLDERS

         Shares issued pursuant to this Prospectus may be reoffered pursuant to this Prospectus by the holders of such shares (the "Selling Shareholders"), from time to time, in transactions on the open market, in negotiated transactions, through the writing of options on such shares or through a combination of such methods of sale, at negotiated prices, fixed prices which may be changed, market prices prevailing at the time of sale or prices relating to such prevailing market prices. The Selling Shareholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders, the purchasers of shares for whom such broker-dealer may act as agent or to whom they may sell as principal or both. We will not receive any part of the proceeds from the resale by the Selling Shareholders of any shares pursuant to this Prospectus. We will bear all expenses (other than selling discounts and commissions and fees and expenses of the Selling Shareholders) in connection with the registration of the shares being reoffered by the Selling Shareholders.

         The identity of the Selling Shareholders, the number of shares to be sold by the Selling Shareholders and the price per share will be determined at the time of the consummation of the particular transaction. Specific information regarding the transaction, the identity of the Selling Shareholders and the number of shares to be resold may be provided at the time of such transaction by means of a supplement or a post-effective amendment to this Prospectus, as applicable.

         The Selling Shareholders and any broker-dealers who act in connection with the sale of such shares hereunder may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933 (the "Securities Act"), and any commissions received by them and profit on any resale of such Shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act. The Company intends to make available public information concerning itself in compliance with the Securities Act and the regulations thereunder, and accordingly, Rule 144 or Rule 145 under the Securities Act may be available for use by holders of Shares to effect transfers of such securities, subject to compliance with the remaining provisions of such rules.

                                  LEGAL MATTERS

         The validity of our Common shares offered hereby will be passed upon for us by White & Case LLP, Los Angeles, California.

                                     EXPERTS

         The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1997, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                       ***

(outside back cover page)

o We have not authorized anyone to give you any information that differs from the information in this Prospectus. If you Prospectus receive any different information, you should not rely on it.

o The delivery of this Prospectus shall not,under any circumstances, create an 3,000,000 Common Shares implication that The First American Financial Corporation is operating under the same conditions that it was operating [GRAPHIC OMITTED] under when this Prospectus was written. Do not assume that the information contained in this Prospectus is correct at any time past the date indicated.

o This Prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, any securities other than the securities to which it relates.

o This Prospectus does not constitute an offer to sell, or the solicitation of an offer to buy, the securities to which it relates in any circumstances in which such offer or solicitation is unlawful.

                              -------------------

                                   Prospectus


                            3,000,000 Common Shares


                               THE FIRST AMERICAN
                             FINANCIAL CORPORATION


                                Dated    , 1998


         Table of Contents

         Where You Can Find More Information;
         Incorporation by Reference.................(i)
         Special Note of Caution Regarding
         Forward-Looking Statements................(ii)
         Risk Factors.................................1
         The First American Financial Corporation.....4
         Selling Shareholders........................10
         Legal Matters...............................11
         Experts.....................................11

                                     Part II

                     Information Not Required in Prospectus

Item 20. Indemnification of Directors and Officers.

         Subject to certain limitations, Section 317 of the California Corporations Code provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent (which term includes officers and directors) of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.

         The California indemnification statute set forth in Section 317 of the California Corporations Code (noted above) is nonexclusive and allows a corporation to expand the scope of indemnification provided, whether by provisions in its Bylaws or by agreement, to the extent authorized in the corporation's articles.

         The Restated Articles of Incorporation of the Registrant  provide that:
"The liability of the directors of the Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law." The effect of this provision is to exculpate directors from any liability to the Registrant, or anyone claiming on the Registrant's behalf, for breaches of the directors' duty of care. However, the provision does not eliminate or limit the liability of a director for actions taken in his capacity as an officer. In addition, the provision applies only to monetary damages and is not intended to impair the rights of parties suing on behalf of the Registrant to seek equitable remedies (such as actions to enjoin or rescind a transaction involving a breach of the directors' duty of care or loyalty).

         The Bylaws of the Registrant provide that, subject to certain qualifications, "(i) The corporation shall indemnify its Officers and Directors to the fullest extent permitted by law, including those circumstances in which indemnification would otherwise be discretionary; (ii) the corporation is required to advance expenses to its Officers and Directors as incurred, including expenses relating to obtaining a determination that such Officers and Directors are entitled to indemnification, provided that they undertake to repay the amount advanced if it is ultimately determined that they are not entitled to indemnification; (iii) an Officer or Director may bring suit against the corporation if a claim for indemnification is not timely paid; (iv) the corporation may not retroactively amend this Section 1 in a way which is adverse to its Officers and Directors; (v) the provisions of subsections (i) through
(iv) above shall apply to all past and present Officers and Directors of the corporation." "Officer" includes the following officers of the Registrant:
Chairman of the Board, President, Vice President, Secretary, Assistant Secretary, Chief Financial Officer, Treasurer, Assistant Treasurer and such other officers as the board shall designate from time to time. "Director" of the Registrant means any person appointed to serve on the Registrant's board of directors either by its shareholders or by the remaining board members.

         Each of the Registrant's 1996 Stock Option Plan and its 1997 Directors' Stock Plan (each individually, the "Plan") provides that, subject to certain conditions, "The Company shall, through the purchase of insurance or otherwise, indemnify each member of the Board (or board of directors of any affiliate), each member of the [Compensation] Committee, and any [other] employees to whom any responsibility with respect to the Plan is allocated or delegated, from and against any and all claims, losses, damages, and expenses, including attorneys' fees, and any liability, including any amounts paid in settlement with the Company's approval, arising from the individual's action or failure to act, except when the same is judicially determined to be attributable to the gross negligence or willful misconduct of such person. "

         The Registrant's Deferred Compensation Plan provides that, "To the extent permitted by applicable state law, the Company shall indemnify and save harmless the Committee and each member thereof, the Board of Directors and any delegate of the Committee who is an employee of the Company against any and all expenses, liabilities and claims, including legal fees to defend against such liabilities and claims arising out of their discharge in good faith of responsibilities under or incident to the Plan, other than expenses and liabilities arising out of willful misconduct. This indemnity shall not preclude such further indemnities as may be available under insurance purchased by the Company or provided by the Company under any bylaw, agreement or otherwise, as such indemnities are permitted under state law."

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Item 21.          Exhibits and Financial Statement Schedules.

4.1. Description of the Registrant's capital stock in Article Sixth of the Restated Articles of Incorporation of The First American Financial Corporation, incorporated by reference to Exhibit 3.1 of the Registrant's Post-Effective Amendment No. 1 to Registration Statement on Form S-4 dated July 28, 1998.

4.2. Rights Agreement, incorporated by reference to Exhibit 4 of the Registrant's Registration Statement on Form 8-A dated November 7, 1997.

5.        Opinion of counsel regarding legality.

23.1.     Consent of independent accountants.

23.2.    Consent of counsel (contained in Exhibit 5).

24.      Power of Attorney.

Item 23.          Undertakings.

          The undersigned Registrant hereby undertakes:

          (1) To file, during the period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (6) That every prospectus: (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (7) To respond to requests for information that is incorporated by reference into this prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                      * * *

                                   Signatures

         Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Santa Ana, state of California, on October 30, 1998.



                                          THE FIRST AMERICAN FINANCIAL
                                          CORPORATION



                                          By: /s/ Parker S. Kennedy
                                              ----------------------
                                                  Parker S. Kennedy, President
                                                  (Principal Executive Officer)



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.




         Date: October 30, 1998       By: /s/ D.P. Kennedy
                                          -------------------------------------
                                              D.P. Kennedy, Chairman and
                                              Director



         Date: October 30, 1998       By: /s/ Parker S. Kennedy
                                          -------------------------------------
                                              Parker S. Kennedy, President
                                              and Director



         Date: October 30, 1998       By: /s/ Thomas A. Klemens
                                              ---------------------------------
                                              Thomas A. Klemens, Executive Vice
                                              President, Chief Financial Officer
                                              (Principal Financial and
                                              Accounting Officer)

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

         Date: October 30, 1998        By:/s/ George L. Argyros                *
                                          --------------------------------------
                                              George L. Argyros, Director

         Date: October 30, 1998        By:/s/ Gary J. Beban                    *
                                          --------------------------------------
                                              Gary J. Beban, Director

         Date: October 30, 1998        By:/s/ J. David Chatham                 *
                                          --------------------------------------
                                              J. David Chatham, Director

         Date: October 30, 1998        By:/s/ William G. Davis                 *
                                          --------------------------------------
                                              Willliam G. Davis, Director

         Date: October 30, 1998        By:/s/ James L. Doti                    *
                                          --------------------------------------
                                              James L. Doti, Director

         Date: October 30, 1998        By:/s/ Lewis W. Douglas, Jr.            *
                                          --------------------------------------
                                              Lewis W. Douglas, Jr., Director

         Date: October 30, 1998        By:/s/ Paul B. Fay, Jr.                 *
                                          --------------------------------------
                                              Paul B. Fay, Jr., Director

         Date: October 30, 1998        By:/s/ Dale F. Frey                     *
                                          --------------------------------------
                                              Dale F. Frey, Director

         Date: October 30, 1998        By:/s/ Anthony R. Moiso                 *
                                          --------------------------------------
                                              Anthony R. Moiso, Director

         Date: October 30, 1998        By:/s/ Frank O'Bryan                    *
                                          --------------------------------------
                                              Frank O'Bryan, Director

         Date: October 30, 1998        By:/s/ Roslyn B. Payne                  *
                                          --------------------------------------
                                              Roslyn B. Payne, Director

         Date: October __, 1998        By:
                                          --------------------------------------
                                              D. Van Skilling, Director

         Date: October 30, 1998        By:/s/ Virginia Ueberroth               *
                                          --------------------------------------
                                              Virginia Ueberroth, Director

         *By:/s/ Mark R Arnesen
             ------------------------
                 Mark R Arnesen
                 Attorney-in-Fact

                                  Exhibit Index

Exhibit
Number         Description

4.1. Description of the Registrant's capital stock in Article Sixth of the Restated Articles of Incorporation of The First American Financial Corporation, incorporated by reference to Exhibit 3.1 of the Registrant's Post-Effective Amendment No. 1 to Registration Statement on Form S-4 dated July 28, 1998.

4.2. Rights Agreement, incorporated by reference to Exhibit 4 of the Registrant's Registration Statement on Form 8-A dated November 7, 1997.

5.        Opinion of counsel regarding legality.

23.1.     Consent of independent accountants.

23.2.     Consent of counsel (contained in Exhibit 5).

24.       Power of Attorney.